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                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                        VOICESTREAM WIRELESS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

               WASHINGTON                                   91-1956183
    (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                     Identification Number)

                          ---------------------------

                              3650 131ST AVE. S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                           ---------------------------

                                 ALAN R. BENDER
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                        VOICESTREAM WIRELESS CORPORATION
                              3650 131ST AVE. S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 586-8700
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                           ---------------------------

                                   Copies to:
                               G. SCOTT GREENBURG
                                 MARK S. BRITTON
                            PRESTON GATES & ELLIS LLP
                              5000 COLUMBIA CENTER
                                701 FIFTH AVENUE
                            SEATTLE, WASHINGTON 98104
                                 (206) 623-7580

                           ---------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


  Title of each class of          Amount to be          Proposed maximum          Proposed maximum              Amount of
securities to be registered        registered       offering price per share   aggregate offering price     registration fee
---------------------------       ------------      ------------------------   ------------------------     ----------------
     Common Stock,
       no par value                    (1)                      $0                        $0                        $0


(1) The amount of Common Stock to be registered is an indeterminate amount which shall be sold in certain market making transactions. This Common Stock was originally registered as part of a spin-off transaction on Form 10 (SEC File
No.: 0-24551) which became effective on April 24, 1999.



================================================================================

                                EXPLANATORY NOTE


           This registration statement includes a prospectus relating to an indeterminate number of shares of VoiceStream's common stock which may be sold by Goldman, Sachs & Co. in connection with market-making transactions. See "Plan of Distribution."

                            [INSERT VOICESTREAM LOGO]

                        VOICESTREAM WIRELESS CORPORATION

                                  COMMON STOCK

                           --------------------------


           The common stock is quoted on the Nasdaq National Market under the symbol "VSTR." The average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on _______ __, 1999 was $_____ per share.

           SEE "RISK FACTORS" ON PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                           --------------------------

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           We have prepared this prospectus for, and it is to be used by, Goldman, Sachs & Co. in connection with offers and sales of the shares of our common stock related to market-making transactions, at prevailing market prices, related prices or negotiated prices. We will not receive any of the proceeds of those sales. Goldman, Sachs & Co. may act as principal or agent in such transactions. See "Plan of Distribution".


                              GOLDMAN, SACHS & CO.
                              --------------------
                        Prospectus dated _____ __, 1999.

                                  RISK FACTORS

WITHOUT SIGNIFICANT ADDITIONAL CAPITAL, VOICESTREAM WILL NOT BE ABLE TO GROW

           During 1999, VoiceStream anticipates spending more than $300 million for the continued development of its existing personal communications systems ("PCS"). VoiceStream will utilize cash on hand and available credit facilities; however, substantial additional funds will be required in 1999 and beyond to finance the continued build-out of its markets, fund operations and provide for working capital and service debt. VoiceStream continues to consider and expects to pursue additional sources of funding. Raising such additional funds will require VoiceStream or its subsidiaries to issue additional debt or equity, and VoiceStream cannot guarantee that such funds will be available on satisfactory terms or in adequate amounts to accomplish its objectives. VoiceStream presently carries a significant level of debt and anticipates that it will incur additional debt and continue to carry a significant level of debt for an indefinite period of time. VoiceStream anticipates that this additional debt, like its existing debt, will have certain restrictions that significantly limit or prohibit, among other things, the ability of VoiceStream to incur debt, make prepayments of debt, pay dividends, make investments and sell assets.

SIGNIFICANT COMPETITION IN THE MARKETPLACE MAY HINDER VOICESTREAM'S GROWTH

           Competition for wireless subscribers is based principally on the services and features offered, system quality, customer service, system coverage, system capacity, and price. VoiceStream competes with providers of PCS, cellular and other wireless services. Under current Federal Communications Commission ("FCC") rules, up to seven PCS licensees and two cellular licensees may operate in each geographic area. Competition in VoiceStream's markets is intense. VoiceStream's principal wireless services competitors include AirTouch Cellular Communications, Inc., AT&T Wireless Services, Inc., Bell Atlantic Mobile, GTE Mobilnet, Inc., Sprint PCS L.P. and U.S. West Wireless LLC. Many of these competitors have substantially greater financial, technical, marketing, sales and distribution resources than VoiceStream has, and several operate in multiple segments of the industry. Several of VoiceStream's competitors, through joint ventures and affiliation arrangements, operate or plan to operate nationwide wireless systems throughout the continental United States.

           VoiceStream also competes with paging, dispatch and conventional mobile telephone companies, resellers, and landline telephone service providers. In addition, Specialized Mobile Radio ("SMR") licensees, including Nextel Communications, Inc., operate digital mobile communications systems using existing SMR frequencies in many cities throughout the United States, including some of VoiceStream's markets. These systems, referred to as Enhanced Specialized Mobile Radio ("ESMR"), compete with VoiceStream's systems. Given rapid advances in the wireless communications industry, there is no assurance that new technologies will not evolve that will compete with VoiceStream's products and services.

VOICESTREAM HAS A LIMITED OPERATING HISTORY WITH OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE

           VoiceStream sustained operating losses of approximately $204.6 million in 1998, $196.9 million in 1997 and $81.8 million in 1996. At December 31, 1998, VoiceStream had an accumulated deficit of $608.2 million and equity (net of the accumulated deficit) of $386.6 million. VoiceStream expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while it develops and constructs its systems and builds a subscriber base. VoiceStream cannot assure you that it will achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service its current or future debt requirements.

LACK OF NATIONAL GSM COVERAGE MAY HINDER VOICESTREAM'S GROWTH

           FCC technical standards for analog cellular systems assure nationwide compatibility between all cellular carriers and handsets. There is, however, no required nationwide technology standard for PCS operations. Accordingly, each PCS licensee is free to select among several competing, currently incompatible technologies. VoiceStream uses the Global System for Mobile Communications ("GSM") technical standard in its markets.

           In order for VoiceStream's subscribers to roam in other markets, either at least one PCS licensee in the other market must use the GSM standard, or subscribers must use dual-mode handsets compatible with a cellular system in the other market. Dual-mode handsets are more expensive than single-mode handsets. The comparatively higher cost, or the potential lack of consumer acceptance of such handsets, may prevent VoiceStream from retaining current subscribers or attracting new subscribers. VoiceStream and other PCS licensees who use GSM systems own licenses covering markets which represent over 90% of the U.S. population, as contrasted with PCS licensees who use other technology standards and own licenses that cover substantially all of the U.S. population. VoiceStream cannot assure you that PCS licensees who use GSM systems will successfully build out their markets, that those who currently utilize GSM will continue to use GSM, or that available licenses will be awarded to licensees who will build GSM systems. Accordingly, GSM systems may cover less of the U.S. population than competing standards.

           VoiceStream's principal PCS competitors use standards other than GSM. As a result, VoiceStream's subscribers may not be able to conveniently use PCS services while roaming in areas outside its markets. US West and Sprint PCS use PCS systems based on the Code Division Multiple Access ("CDMA") standard. AT&T Wireless and Southwestern Bell Wireless ("Southwestern Bell") use PCS systems based on the Time Division Multiple Access ("TDMA") standard. CDMA providers, including competitors in several of VoiceStream's markets, own licenses covering approximately 100% of the U.S. population. TDMA providers own licenses covering over 96% of the U.S. population. Certain major metropolitan areas (including Chicago and Dallas) may not be served by GSM providers unless licenses covering those areas are awarded to a GSM provider in certain upcoming FCC reauctions. There may also be delays in deploying GSM systems in other markets due to the financial constraints of certain GSM service providers. Accordingly, VoiceStream may have difficulty establishing a subscriber base and competing successfully with providers offering a larger coverage foot print or more extensive roaming capabilities.

VOICESTREAM IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT ITS BUILD-OUT PLAN OR FINANCIAL PERFORMANCE

           The licensing, construction, operation, acquisition and sale of wireless systems is regulated by the FCC. Changes in the regulation of such activities, including the issuance of new licenses, could adversely effect VoiceStream's operations.

           All PCS licenses are granted for a 10-year period. At the end of such period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz PCS licenses must be substantially built out within ten years after grant of the license. VoiceStream cannot assure you that its licenses will be renewed.

           VoiceStream must obtain a number of authorizations and permits from, and is subject to regulation by, certain federal, state and local governments. Certain operating costs are also affected by governmental actions that are beyond VoiceStream's control. VoiceStream cannot assure you that it will be able to obtain and retain all necessary governmental authorizations and permits. VoiceStream's failure to do so could negatively affect its existing operations and delay or prohibit proposed operations.

           The wireless communications industry is also subject to continually evolving regulation regarding issues such as the effect of wireless communications equipment on medical equipment and devices, cancer, and the interference between types of wireless systems. VoiceStream may be required to modify its business plans or operations as new regulations arise. VoiceStream cannot assure you that it will be able to do so in a cost effective manner, if at all.

VOICESTREAM'S LOSS OF ANY MEMBER OF ITS MANAGEMENT TEAM COULD AFFECT ITS FINANCIAL PERFORMANCE

           VoiceStream is dependent on the services of current management, including Mr. John W. Stanton as Chairman of the Board and Chief Executive Officer. Losing the services of Mr. Stanton or other members of management could have a significant negative effect on VoiceStream's business. Qualified replacements may be difficult or impossible to find or retain. An event of default under VoiceStream's credit facility will occur if Mr. Stanton (or a suitable replacement) is not the Chairman of VoiceStream's Board of Directors.

VOICESTREAM MUST RECEIVE DISTRIBUTIONS FROM ITS SUBSIDIARIES IN ORDER TO SERVICE ITS DEBT

           VoiceStream is a holding company as all of its assets and operations are held by or conducted through subsidiaries. Accordingly, VoiceStream relies on dividends from its subsidiaries to service any debt which it may incur. The payment of dividends by VoiceStream's subsidiaries and their repayment of loans and advances are subject to statutory, contractual and other restrictions. Such payments and repayments are also dependent upon the earnings of such subsidiaries and are subject to various business considerations. VoiceStream's inability to service its debt may have an adverse effect on the value of its common stock.

RADIO FREQUENCY EMISSIONS, GSM TECHNOLOGY AND USE OF MOBILE TELEPHONES MAY POSE HEALTH OR SAFETY CONCERNS

           Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect VoiceStream's business.

           The first phase of a university study funded by the wireless industry found that digital technologies cause interference with hearing aids in certain instances. In addition, an industry group has announced that it is gathering information on possible interference by PCS standards with medical devices. The findings of studies like these could have an adverse effect on the wireless industry, VoiceStream's business, or the use of GSM technology. Such findings could lead to governmental regulations that may have an adverse effect on VoiceStream's business.

           Several states have proposed or enacted legislation which would prohibit the use and/or possession of a mobile telephone while driving an automobile. If such legislation is adopted in a substantial number of states and strictly enforced, it may have an adverse effect on VoiceStream's business.

CERTAIN LITIGATION COULD IMPOSE ADVERSE CONDITIONS UPON VOICESTREAM'S PCS
LICENSES

           All of the PCS licenses originally auctioned by the FCC, except certain licenses returned to the FCC, have been awarded by the FCC. Licensees are permitted to construct their PCS systems and begin operations. FCC Orders granting PCS licenses are final and non-appealable; however, a legal challenge to the validity of portions of the FCC auction is before the FCC. In the event such challenge is successful, PCS licensees could lose their licenses or have conditions imposed on them which could negatively affect VoiceStream's business.

A TAKE-OVER OF VOICESTREAM MAY BE DIFFICULT, IRRESPECTIVE OF WHETHER IT IS BENEFICIAL TO VOICESTREAM SHAREHOLDERS

           As of May 3, 1999, certain principal shareholders of VoiceStream, including certain officers and directors of VoiceStream, beneficially own approximately 55,116,039 shares of outstanding VoiceStream common stock, which represent approximately 60% of the outstanding shares of the VoiceStream common stock. Such shareholders are also parties to a voting agreement. The voting agreement provides that these shareholders agree to vote their shares for each other's designees, subject to certain ownership requirements, and that they will be able to control the election of the entire board of directors. This anticipated voting control and certain provisions of Washington law affecting acquisitions and business combinations applicable to VoiceStream may discourage certain transactions involving an actual or potential change of control of VoiceStream, including transactions in which VoiceStream shareholders might receive a premium for their shares over the then-prevailing market price. Such voting control and provisions of Washington law may also have a depressive effect on the market price for VoiceStream common stock.

VOICESTREAM'S OPERATIONS MAY BE HARMED IF VOICESTREAM'S OR ITS VENDORS' COMPUTER PROGRAMS DO NOT FUNCTION PROPERLY IN THE YEAR 2000

           VoiceStream, like most owners of computer software, will be required to modify significant portions of its software so that it will function properly in the year 2000. Any of VoiceStream's, or its vendors', computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. VoiceStream is currently remediating its critical systems to address the year 2000 issue. Critical systems are those whose failure poses a risk of disruption to VoiceStream's ability to provide wireless services, to collect revenues, to meet safety standards, or to comply with legal requirements. VoiceStream expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. VoiceStream cannot assure you that the remediation of its critical systems will be complete by the year 2000. Much of VoiceStream's technology, including technology associated with its critical systems, is purchased from third parties. VoiceStream is dependent on those third parties to assess the impact of the year 2000 issue on the technology and services they supply and to take any necessary corrective action. VoiceStream's plan includes obtaining letters from all third parties to determine whether they have accurately assessed the problem and taken corrective action. VoiceStream cannot assure you that these third parties will have taken the necessary corrective action prior to the year 2000.

TO EXPAND, VOICESTREAM MUST RELY ON JOINT VENTURES THAT IT DOES NOT CONTROL

           Because of the scarcity of available PCS licenses covering U.S. urban markets, VoiceStream is in large part required to rely on joint ventures that it does not control in order to expand. There can be no assurance that VoiceStream will be able to find acceptable joint venture partners, and, due to the lack of control, there can be no assurance that any such joint venture will operate in a manner that increases the value of VoiceStream's business.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS

           This Prospectus contains statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include:

     - general economic and business conditions, both nationally and in the regions in which VoiceStream operates;
     -    technology changes;
     -    competition;
     -    changes in business strategy or development plans;
     -    VoiceStream's potentially high level of debt;
     -    the ability to attract and retain qualified personnel;

     - existing governmental regulations and changes in, or the failure to comply with, governmental regulations;
     -    liability and other claims asserted against VoiceStream;
     - VoiceStream's ability and the ability of its third-party suppliers to take corrective action in a timely manner with respect to the Year 2000 issue; and
     - other factors referenced in VoiceStream's Form 10/A (Commission file No. 0-25441) and incorporated in this prospectus by reference.

      Given these uncertainties, VoiceStream cautions prospective investors not to place undue reliance on such forward-looking statements. VoiceStream disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                       WHERE YOU CAN FIND MORE INFORMATION

- GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

- STOCK MARKET. The common stock is quoted on the Nasdaq National Market. Material filed by VoiceStream can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C.
      20006.

- INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

      We incorporate by reference our Form 10/A (Commission File No. 0-25441) filed with the Commission April 13, 1999 and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of offering of the shares offered hereby.

      You may request free copies of these filings as they become available by writing or telephoning us at VoiceStream's principal executive offices at the following address:


                     VoiceStream Wireless Corporation
                     3650 131st Ave. S.E.
                     Bellevue, Washington 98006
                     (425)  653-4600
                     Attention:  Investor Relations Department





                    ----------------------------------------

                                   THE COMPANY

           VoiceStream provides personal communications services ("PCS") under the VoiceStream(R) brand name in 11 urban markets Denver, Seattle/Tacoma, Phoenix/Tucson, Portland, Salt Lake City, Des Moines, Oklahoma City, Honolulu, El Paso, Albuquerque and Boise - and is currently constructing systems in San Antonio and Austin. VoiceStream holds 107 broadband PCS licenses covering approximately 62.6 million persons. VoiceStream served 322,400 PCS subscribers at December 31, 1998, representing an increase of 151.0% from December 31, 1997.

           VoiceStream was an 80.1% subsidiary of Western Wireless Corporation until May 3, 1999 when Western Wireless "spun-off" to its shareholders all VoiceStream common stock which it owned. Due to this spin-off transaction, VoiceStream and Western Wireless are now separate and independent companies; however, they do share some management and general services.

           For further information regarding VoiceStream's business and the spin-off transaction, please see our registration statement on Form 10/A which we filed with the SEC. See page 1 of this prospectus to find out where you can find the Form 10/A.


                                 USE OF PROCEEDS

           VoiceStream will not receive any of the proceeds from Goldman Sachs' market-making transactions.

                              PLAN OF DISTRIBUTION

           Goldman Sachs may use this prospectus in connection with offers and sales related to market-making transactions in shares of the common stock. Goldman Sachs may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when they act as agent for both such parties. Such sales will be made at prevailing market prices at the time of sale, at prices related to prevailing market prices or at negotiated prices.

           As of the date of the spin-off, The Goldman Sachs Group, L.P. may be deemed to be the owner of 9,799,029 shares of common stock, which consist of (i) 8,986,738 shares held of record by GS Capital Partners, L.P. ("GS Capital"),
(ii) 470,401 shares held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 273,069 shares held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 68,821 shares held of record by The Goldman Sachs Group, L.P. ("GS Group," and, with GS Capital, Stone Street and Bridge Street, the "Goldman Sachs Entities"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group.
GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group or its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The shares above do not include shares of common stock owned by Goldman Sachs as of the date of the spin-off, which were received by Goldman Sachs in the spin-off with respect to shares of common stock of Western Wireless that were acquired in the ordinary course of market-making transactions, or shares of common stock received by Goldman Sachs in the spin-off with respect to shares of common stock of Western Wireless that were held in managed accounts as of the date of the spin-off, for which Goldman Sachs exercises voting or investment authority, or both. GS Group disclaims beneficial ownership of the shares held in such managed accounts.

           Terence M. O'Toole, a Managing Director of Goldman Sachs, has vested options to acquire 250 shares of VoiceStream common stock, which options are held for the benefit of the GS Group. Mr. O'Toole disclaims beneficial ownership of shares that may be deemed to be beneficially owned by the GS Group except to the extent of his pecuniary interest therein. Mr. O'Toole has been a director of VoiceStream since February 1999. Mr. O'Toole was elected a director of VoiceStream pursuant to a voting agreement among the Goldman Sachs Entities, Hellman & Friedman and certain of its affiliates (the "Hellman &

Friedman Entities"), John W. Stanton, Chairman and Chief Executive Officer of VoiceStream, and Theresa E. Gillespie, Mr. Stanton's wife, and certain of their affiliates (collectively, the "Stanton Entities"), Providence Media Partners L.P. ("Providence") and Hutchison Telecommunications (USA) Limited and certain of its affiliates (the "Hutchison Entities").

           Such voting agreement provides, among other things, that the parties thereto shall vote their shares of common stock for the election of 10 members designated as follows:

                     (i) Mr. Stanton, so long as he is the Chief Executive Officer of Voice Stream or he beneficially owns 4,500,000 shares of common stock;

                     (ii) so long as the Hellman & Friedman Entities beneficially own at least (A) 9,800,000 shares of common stock, two persons designated by the Hellman & Friedman Entities or (B) 4,500,000 shares of common stock, one person designated by the Hellman & Friedman Entities;

                     (iii) so long as the Hutchison Entities beneficially own at least (A) 9,800,000 shares of common stock, two persons designated by the Hutchison Entities or (B) 4,500,000 shares of common stock, one person designated by the Hutchison Entities;

                     (iv) so long as the Goldman Sachs Entities beneficially own at least 4,500,000 shares of common stock, one person designated by Goldman Sachs;

                     (v) so long as the Stanton Entities and Providence collectively beneficially own at least 4,500,000 shares of common stock, one person designated by majority vote of the Stanton Entities and Providence (such designee being in addition to Mr. Stanton if he is then serving on the VoiceStream board of directors).

                     Mr. O'Toole was designated by Goldman Sachs pursuant to that agreement.

           We have been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to make a market in the shares of common stock. However, they are not obligated to do so and they may interrupt or discontinue their market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. There can be no assurance that an active trading market in the common stock will be developed or sustained.

           Goldman Sachs may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer.

           The common stock is quoted on the Nasdaq National Market under the symbol VSTR.

           Settlement of the common stock will be made in immediately available funds, and all secondary trading will settle in immediately available funds.

           VoiceStream has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

           Preston Gates & Ellis LLP, Seattle, Washington, is giving an opinion regarding the validity of the shares of common stock being offered by this prospectus. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for VoiceStream own fewer than 30,000 shares of common stock.

                                     EXPERTS

           The financial statements and schedule included in VoiceStream's Form 10/A have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. VoiceStream incorporates these financial statements by reference into this prospectus and into the registration statement in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.


                  [Remainder of Page Intentionally Left Blank]

================================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
Risk Factors ......................................................            7
Where You Can Find More
Information .......................................................            6
The Company .......................................................            7
Use of Proceeds ...................................................            7
Plan of Distribution ..............................................            7
Legal Matters .....................................................            8
Experts ...........................................................            9



                                   VOICESTREAM
                                    WIRELESS
                                   CORPORATION


                                  COMMON STOCK

                              -------------------



                            [INSERT VOICESTREAM LOGO]



                              -------------------



                              GOLDMAN, SACHS & CO.





                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred by VoiceStream in connection with the sale and distribution of the Common Stock in which Goldman Sachs will make a market:








================================================================================

                    SEC Registration Fee..........................  $      0
                    Legal Fees and Expenses.......................     6,000
                    Printing Expenses.............................     5,000
                    Auditor's Fees and Expenses...................     1,000
                    Miscellaneous Expenses........................     4,000
                                                                    --------
                         Total....................................  $ 16,000
                                                                    ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. VoiceStream's Articles of Incorporation and Bylaws require indemnification of VoiceStream's officers and directors to the fullest extent permitted by Washington law. VoiceStream also maintains directors' and officers' liability insurance.

           VoiceStream's Bylaws and Articles of Incorporation provide that VoiceStream shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of VoiceStream. In addition, VoiceStream's Articles of Incorporation contains a provision eliminating the personal liability of directors to VoiceStream or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions), or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

           VoiceStream has entered into separate indemnification agreements with each of its directors and executive officers.

ITEM 16.  LIST OF EXHIBITS.


   EXHIBIT                                        DESCRIPTION                                              PAGE NO. OR
                                                                                                             FOOTNOTE
     3.1      --     Amended and Restated Articles of Incorporation of the Registrant....................       (1)
     3.2      --     Bylaws of the Registrant............................................................       (1)
     5.1      --     Opinion of Preston Gates & Ellis LLP................................................       (2)
    23.1      --     Consent of Arthur Andersen LLP......................................................       (2)
    23.2      --     Consent of Preston Gates & Ellis LLP ...............................................       (3)
    24.1      --     Powers of Attorney..................................................................       (2)

---------------------


(1) Incorporated herein by reference to the exhibit filed with VoiceStream's Registration Statement on Form 10/A (Commission File No. 0-25441).

(2)  Attached hereto.

(3)  See Exhibit 5.1

ITEM 17.  UNDERTAKINGS.

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, state of Washington, on this 3rd day of May, 1999.



                                       VOICESTREAM WIRELESS CORPORATION


                                       By  /s/ JOHN W. STANTON
                                           ------------------------------------
                                           John W. Stanton
                                           Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan R. Bender, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.


                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 3, 1999 by the following persons in the capacities indicated.



           SIGNATURES                                         TITLE
           ----------                                         -----
           /s/  JOHN W. STANTON                               Chairman, Chief Executive Officer and
           ------------------------------------               Director (Principal Executive Officer)
           John W. Stanton


                               *                              President and Director
           ------------------------------------
           Robert R. Stapleton


                               *                              Vice Chairman and Director
           ------------------------------------
           Donald Guthrie


           /s/  CREGG B. BAUMBAUGH                            Executive Vice President - Finance,
           ------------------------------------               Strategy and Development
           Cregg B. Baumbaugh                                 (Principal Financial Officer)


           /s/  PATRICIA L. MILLER                            Vice President, Controller and Principal
           ------------------------------------               Accounting Officer
           Patricia l. Miller

                               *                              Director
           ------------------------------------
           John L Bunce, Jr.

                               *                              Director
           ------------------------------------
           Mitchell R. Cohen

                               *                              Director
           ------------------------------------
           Daniel J. Evans

                               *                              Director
           ------------------------------------
           Canning Fok

                               *                              Director
           ------------------------------------
           Jonathan M. Nelson

                               *                              Director
           ------------------------------------
           Terence M. O'Toole

                               *                              Director
           ------------------------------------
           Hans R. Snook


           * By /s/ ALAN R. BENDER
                -------------------------------
                    Alan R. Bender
                    Attorney-in-Fact

INDEX TO EXHIBITS


   EXHIBIT                                         DESCRIPTION                                             PAGE NO. OR
                                                                                                             FOOTNOTE
     3.1        --   Amended and Restated Articles of Incorporation of the Registrant.......................    (1)
     3.2        --   Bylaws of the Registrant...............................................................    (1)
     5.1        --   Opinion of Preston Gates & Ellis LLP...................................................    (2)
    23.1        --   Consent of Arthur Andersen LLP.........................................................    (2)
    23.2        --   Consent of Preston Gates & Ellis LLP ..................................................    (3)
    24.1        --   Powers of Attorney ....................................................................    (2)

---------------------


(1) Incorporated herein by reference to the exhibit filed with VoiceStream's Registration Statement on Form 10/A (Commission File No. 0-25441).

(2)  Attached hereto.

(3)  See Exhibit 5.1